Exhibit 99.1

CONSENT OF BARCLAYS CAPITAL

We hereby consent to the inclusion of our opinion letter, dated November 17, 2011, to the Board of Directors of ACCO, as Annex C to, and the reference thereto under the captions “Summary—Opinions of Financial Advisors to ACCO”, “The Transactions—Background of the Merger” and “The Transactions—Opinions of ACCO’s Financial Advisors—Opinion of Barclays Capital” in, the proxy statement/prospectus-information statement forming part of the registration statement on Form S-4 of ACCO Brands Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ Barclays Capital
Barclays Capital

New York, New York

March 12, 2012